Exhibit 99.1

For Immediate Release
Citigroup Inc. (NYSE: C)
January 16, 2009

CITI TO REORGANIZE INTO TWO OPERATING UNITS
TO MAXIMIZE VALUE OF CORE FRANCHISE

Separation of businesses to enhance future earnings power
and streamline organization

Realignment will put dedicated management teams
in place at each operating unit

NEW YORK – Citi (NYSE: C) today announced it will realign into two businesses, Citicorp and Citi Holdings, to optimize the company’s global businesses for future profitable growth and opportunities.  This structure will enable Citi to focus on driving the performance of its core businesses and, separately, on realizing value from non-core assets.

The strategic restructuring creates:

•	Citicorp, which will focus on leveraging the competitive advantages of the company’s global universal bank in more than 100 countries, and,

•
Citi Holdings, which will be made up of brokerage and retail asset management, local consumer finance and a special asset pool – whose management will focus on tightly managing risks and losses, and maximizing the value of these assets.

Citi Chief Executive Officer Vikram Pandit said, “Given the economic and market environment, we have decided to accelerate the implementation of our strategy to focus on our core businesses.  This will help in our ongoing efforts to reduce our balance sheet and simplify our organization, which will enable us to better serve our clients and customers in both businesses without disruption.  In light of the opportunities we see in the market today, we believe this new structure will provide a wide range of options going forward to continue strengthening our core franchise.

“With lower risk and a streamlined set of businesses, we expect Citicorp to be a high-return and high-growth business.  And with the new Citi Holdings, we will be able to tighten our focus on risk management and credit quality for businesses with strong market positions but that are not central to our core franchise.”

Citi’s plan is to transition to this structure to the maximum extent and as quickly as possible, taking into account the interests of all stakeholders, including customers and clients, debt holders, preferred and common stockholders, employees, and the communities it serves.  Citi recognizes that major legal vehicle restructuring changes like this will require regulatory approvals and the resolution of tax and other issues.  But Citi will manage the company consistent with this structure starting immediately, and management reporting will reflect this structure starting with the second quarter of this year.

Citicorp

Citicorp will be a relationship-focused global bank to businesses and consumers.  It will include “core” Citi properties and have a presence in high-growth emerging markets around the world.  Citicorp will have worldwide deposit-taking capabilities that can be put to work with consumer and institutional customers in a diversified way to produce the highest returns, giving it a unique ability to deliver global capabilities locally and serve local clients globally.

Citicorp’s Global Institutional Bank will consist of:

-	Global Transaction Services: an industry-leading business with a global network in about 140 countries.

–	Corporate and Investment Bank: world-class relationship banking offering full range of advisory, underwriting, lending and market-making services; now re-focused with a lower risk profile.

-	Citi Private Bank: global banking serving high-net-worth individuals, including about 30 percent of the world’s billionaires.

Citicorp’s Retail Bank will consist of:

-	Branded card businesses globally.

-	Regional consumer and commercial banking franchises in the U.S., Asia, Latin America, Central and Eastern Europe, and the Middle East.

We anticipate that Citicorp will have assets of approximately $1.1 trillion and will be approximately 65 percent deposit funded.

Citi Holdings

Citi Holdings will be a group of non-core businesses that include attractive long-term businesses with strong market positions.  However, they do not sufficiently enhance the capabilities of Citi’s core business, and in many ways compete for its resources.

The Citi Holdings management team will seek to maximize the value of these businesses by running them well, restructuring and managing them through this tough economic cycle, and taking advantage of value-enhancing disposition and combination opportunities as they emerge.  These businesses and assets will initially include:

-	Brokerage and asset management: including the 49 percent stake in Morgan Stanley Smith Barney, as well as Nikko Cordial Securities, Nikko Asset Management and Primerica Financial Services.

-	Local consumer finance: including CitiFinancial and CitiMortgage in the U.S., and consumer finance operations in Western Europe, Japan, India, Mexico, Brazil, Thailand and Hong Kong.

-	Special asset pool: will manage the assets covered by the loss-sharing agreement with the U.S. government parties in the ring-fenced portfolio; and other non-strategic assets.

A search for a strong manager with operational experience and capital markets knowledge is currently underway to head Citi Holdings.

This plan has been discussed with Citi’s primary regulators at the Federal Reserve Board and the Office of the Comptroller of the Currency.  Citi continues to be well-capitalized on a Tier 1 basis.

Mr. Pandit added, “The realignment will preserve what makes Citi unique – its global, universal banking footprint – and is consistent with the company’s announced strategy of positioning the company to capitalize on the best opportunities for global growth in a rapidly changing financial environment.  We will continue to move aggressively to get Citi back on the right track and return it to a position of sustainable financial success.”

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Citi
Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management.  Citi’s major brand names include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Nikko.  Additional information may be found at www.citigroup.com or www.citi.com.

Forward-Looking Statements
Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in Citigroup’s filings with the Securities and Exchange Commission.

Contacts

Media:
Shannon Bell	(212) 793-6206
Michael Hanretta	(212) 559-9466

Investors:
Scott Freidenrich	(212) 559-2718

Fixed Income Investors:
Maurice Raichelson	(212) 559-5091